   As filed with the Securities and Exchange Commission on January [  ], 1998
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                        --------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------

                               MEMRY CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                                        06-1084424
(State or other jurisdiction                (I.R.S. Employer Identification No.)
     of incorporation)

                               57 COMMERCE DRIVE
                         BROOKFIELD, CONNECTICUT 06804
              (Address of Principal Executive Offices) (Zip Code)

               MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN
                            (Full Title of the Plan)

                                 JAMES G. BINCH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               57 COMMERCE DRIVE
                         BROOKFIELD, CONNECTICUT 06804
                                 (203) 740-7311
(Name, address and telephone number, including area code, of agent for service)

                        --------------------------------

                                   Copies to:

                              DAVID I. ALBIN, ESQ.
                            FINN DIXON & HERLING LLP
                              ONE LANDMARK SQUARE
                          STAMFORD, CONNECTICUT 06901
                                 (203) 325-5000

=============================================================================================
                                CALCULATION OF REGISTRATION FEE
=============================================================================================
                                         Proposed Maximum    Proposed Maximum      Amount of
Title of Securities         Amount           Offering           Aggregate        Registration
to be Registered       to be Registered   Price Per Share     Offering Price          Fee
Common Stock,
  $.01 par value.....  2,000,000 shares       $3.30(1)        $6,600,000(1)        $1,947(1)
=============================================================================================

(1) Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of $3.30 per share for the 2,000,000 shares issuable under the Plan, which price is the average of the closing bid and asked prices per share of Common Stock of the Registrant reported on the OTC Bulletin Board on January 13, 1998.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

               There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

               (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as amended by Amendment No. 1 thereto;

               (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1997, filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

               (c) The Company's Current Report on Form 8-K dated December 30, 1997, filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

               (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed pursuant to
          Section 12(g) of the Exchange Act on December 12, 1985, which description was incorporated by reference from the description of the Common Stock set forth under the caption "Description of Securities" at page 28 in the Prospectus of the Company (then known as Memory Metals, Inc.) dated November 9, 1984, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registrant File No. 2-90711-B).

          All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents. Statements made herein as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     ITEM 4.  DESCRIPTION OF SECURITIES.

          Not applicable.

     ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the General Corporation Law of the State of Delaware empowers a corporation incorporated under the General Corporation Law to indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve in such capacities with another enterprise at its request, against expenses (including attorneys' fees), as well as judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The power to indemnify shall only exist where such officer, director, employee or agent has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, such person had no reasonable cause to believe his conduct was unlawful. In a threatened, pending or completed action or suit by or in the right of the corporation, the corporation may indemnify such person only for expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that if such person has been adjudged liable to the corporation then the corporation shall have no power of indemnification unless and only to the extent that a court shall determine upon application. Indemnity is mandatory as to expenses (including attorneys' fees) actually and reasonably incurred by a director, officer, employee or agent of a corporation to the extent a claim, issue or matter has been successfully defended. Expenses (including attorneys' fees) incurred by an officer or director in defending any such action, suit or proceeding may be paid by the corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The determination to make indemnification pursuant to Section 145 shall be made by (i) a majority vote of disinterested directors even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (ii) by the stockholders. A Delaware corporation also has the power to purchase and maintain insurance on behalf of the persons it has the power to indemnify, whether or not indemnity against such liability would be allowed under the statute.

          Article VIII of the By-Laws of the Company provides as follows:

          The Corporation shall, to the fullest extent permitted by subsections
          (a) through (e) of Section 145 of the General Corporation Law of the State of Delaware (as such statute may, from time to time, be amended), indemnify any and all persons whom it shall have power to indemnify against any and all expenses, liabilities and other matters.

          The Certificate of Incorporation of the Company was amended in June 1989, as permitted by the Delaware General Corporation Law, pursuant to a vote of its stockholders, to provide that, to the fullest extent permissible under the Delaware General Corporation Law, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     (iii) for improper dividend payment or unlawful stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

     ITEM 8.  EXHIBITS.

               Exhibit
               Number
               ------

                3.1 Certificate of Incorporation of the Company, as amended (incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996).

                3.2 By-laws of the Company, as amended (incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, as amended filed June 25, 1997).

                4.1*     Memry Corporation's 1997 Long-Term Incentive Plan.

                5.1* Opinion of Finn Dixon & Herling LLP as to the legality of the securities being registered.

               23.1*     Consent of McGladrey & Pullen, LLP.

               23.2      Consent of Finn Dixon & Herling LLP (contained in
                         Exhibit 5.1 hereto).

               24.1      Power of Attorney (included on the signature pages).
               _________________________
               *Filed herewith.

     ITEM 9.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on this 14th day of January, 1998.

                                    MEMRY CORPORATION



                                    By:   /s/ James G. Binch
                                         --------------------------------------
                                         James G. Binch, Chairman of the Board,
                                         President, Chief Executive Officer and
                                         Treasurer




                               POWERS OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James G. Binch his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   SIGNATURE                      TITLE                        DATE
   ---------                      -----                        ----

/s/ James G. Binch          Chairman of the Board,             January 14, 1998
------------------          President, Chief Executive
James G. Binch              Officer and Treasurer
                            (Principal Executive Officer
                            and Principal Financial Officer)



/s/ Nicholas J. Grant             Director                     January 14, 1998
---------------------
Nicholas J. Grant


/s/ Jack H. Halperin              Director                     January 14, 1998
--------------------
Jack H. Halperin


/s/ W. Andrew Krusen, Jr.         Director                     January 14, 1998
-------------------------
W. Andrew Krusen, Jr.


/s/ John A. Morgan                Director                     January 14, 1998
------------------
John A. Morgan